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                                                                     EXHIBIT 5.1


                  [LETTERHEAD OF DISPLAY TECHNOLOGIES, INC.]


                               January 29, 1999

Display Technologies, Inc.
5029 Edgewater Drive
Orlando, FL  32810

Gentlemen:

     I have acted as counsel to Display Technologies, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") with respect to the following securities of the Company to be publicly offered for sale by the holders thereof (the "Registering Securityholders"):

     (a) 143,548 shares of Common Stock issuable upon the exercise of certain options and warrants held by Peter D. Mathews at the aggregate exercise price of $586,752.45;

     (b)  680,400 shares of Common Stock held by Lou A. Papais;

     (c)  170,100 shares of Common Stock held by Terry J. Long;

     (d) 78,500 shares of Common Stock issuable upon exercise of warrants (exercisable at the exercise price of $4.11 per share expiring March 2, 2003) held by Croft & Bender LLC;

     (e) 110,250 shares of Common Stock issuable upon exercise of options (exerciseable at the exercise price of $1.40 per share for 55,125 shares expiring March 17, 2001 and at the exercise price of $2.50 per share for 55,125 shares expiring August 28, 2001) held by Halyx Partners, Inc. d/b/a The Howell Group;

     (f) an aggregate of 141,750 shares of Common Stock issuable upon options held by various principals and employees of Pacific Consulting Group, Inc. (exerciseable at the exercise price of $3.10 per share for 78,750 shares, the price of $3.57 for 31,500 shares, and the price of $4.29 for 31,500 shares) expiring August 28, 2001;

     (g) the following shares of Common Stock held equally by each of Renaissance Capital Growth & Income Fund III, Inc. and Renaissance U.S. Growth Income & Trust PLC: (1) 243,046 shares of Common Stock;
          (2) 774,336 shares issuable upon conversion of the Company's $3,500,000 Convertible Debentures Due March 2, 2005 at the present conversion price of $4.52 per share; and (3) 210,000 shares issuable upon the exercise of warrants at the present exercise price of $4.11 per share and expiring March 2, 2005;

     (h) 115,740 shares of Common Stock issuable upon conversion of the Company's $500,000 Convertible Note Due September 7, 2000 held by Worrell Enterprises, Inc. at the present conversion price of $4.32 per share; and 52,091 shares of Common Stock issuable upon the exercise of options (at exercise prices ranging from $2.17 per share to $5.06 per share) held by Worrell Enterprises, Inc. and expiring on various dates.

     The options and warrants described above are hereinafter respectively referred to as the "Options" and the "Warrants." The debentures and note described above are hereinafter collectively referred to as the "Debt Instruments."
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Display Technologies, Inc.
January 29, 1999
Page 2

     For purposes of expressing the following opinion, I have examined and relied upon: (a) the Restated Articles of Incorporation and Bylaws, as amended, of the Company; and (b) such other documents and records of the Company as I deemed necessary for purposes of expressing the following opinion. Insofar as the opinion expressed below may relate to shares of Common Stock issuable upon the exercise of the Options and Warrants, I have assumed that prior to the issuance of any such shares the Company will receive the full exercise price therefor and that all other conditions precedent to the exercise of such Options and Warrants will have been fulfilled.

     Based upon the foregoing and such other matters as I have deemed relevant, I am of the opinion that the shares of Common Stock issuable (a) upon exercise of the Options and Warrants, when issued in accordance with the terms of the Options and Warrants, and (b) upon conversion of the Debt Instruments, when issued in accordance with the terms of the Debt Instruments, will be duly authorized, legally issued, fully paid, and non-assessable.

     The opinions expressed above are with respect only to federal law, the laws of Florida and, to the extent applicable, corporate laws of Nevada. Moreover, I express no opinion with respect to the securities laws of any state other than the State of Florida. The opinion is made as of the date of this letter, and after this date I undertake no obligation to update such opinion to reflect any facts or circumstances which may later come to my attention or any changes to applicable laws after the date hereof.

     This opinion is furnished to and is solely for the benefit of the Company and neither this opinion nor any copies hereof may be delivered to or relied upon by, any governmental agency or other person without our prior written approval. Notwithstanding the foregoing, I consent to the use of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,



                                    Marshall S. Harris
                                    General Counsel, Vice President
                                    and Secretary